Exhibit 10.2

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), entered into September 8, 2010 by and among General Growth Properties, Inc., a Delaware corporation (the “Company”), General Growth Properties, L.P., a Delaware limited partnership (the “Partnership” and together with the Company, the “Companies”), and Thomas H. Nolan (the “Executive”), shall be deemed to have been made and entered into as of the date of the order of confirmation entered by the United States Bankruptcy Court for the Southern District of New York with respect to the Companies’ Joint plan of reorganization in the matter of In re General Growth Properties, Inc., et al, Case No. 09-11977 (ALG) (such plan, the “Plan of Reorganization” and such date, the “Confirmation Date”) and shall become effective as of the effective date of the Plan of Reorganization, or if earlier, January 1, 2011 (the “Effective Date”).

RECITALS

The Executive is currently employed as the Company’s President and Chief Operating Officer and the Company desires to extend the employment of the Executive on and after the Effective Date upon and subject to the terms and conditions set forth in this Agreement, and the Executive wishes to extend his employment upon and subject to such terms and conditions;

The parties are parties to that certain employment agreement dated November 2, 2008, effective as of October 26, 2008, and as amended effective as of March 6, 2009 (such employment agreement, together with amendments, the “Predecessor Agreement”) which remains in effect;

The parties desire to enter into the Agreement and, in so doing, to amend and restate the Predecessor Agreement in its entirety effective as of the Effective Date;

The Company has adopted and implemented or will adopt and implement an equity incentive plan (“Equity Incentive Plan”) as of the Confirmation Date, pursuant to the Plan of Reorganization;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Employment Period.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to work in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Employment Period”).

2.             Terms of Employment.

(a)           Position and Duties.

(i)            During the Employment Period, the Executive shall serve as President and Chief Operating Officer of the Company and of the Partnership, with the appropriate authority, duties and responsibilities attendant to such position and any other duties commensurate with the position of President and Chief Operating Officer of the Company and of the Partnership that may be reasonably assigned by the Company’s

Chief Executive Officer.  The Executive shall report to the Company’s Chief Executive Officer.

(ii)           During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of his business attention and time to the business and affairs of the Company, and to use the Executive’s reasonable best efforts to perform such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate boards or committees on which he serves as of the Effective Date and, with prior approval of the Board of Directors of the Company (the “Board”), on other corporate boards or committees, (B) serve on civic or charitable boards or committees, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; provided, however, that during the Employment Period, the Executive shall not hold any other management positions at other companies.

(b)           Compensation.

(i)            Annual Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of $1,250,000 payable in equal installments in accordance with the Partnership’s normal payroll practice for its senior executives, subject to the Executive’s continued active employment with the Company and the Partnership.

(ii)           Bonus.  Commencing with the Company’s fiscal year commencing on or immediately on or after the Effective Date and during the Employment Period, the Executive shall be eligible under the Company’s annual bonus plan in effect from time to time for a target annual bonus opportunity of $2,400,000, which is the sum of the quarterly Fixed Bonus ($1.6 million per year) and the Discretionary Bonus ($800,000 per year) amounts under the Predecessor Agreement (the “Target Annual Bonus”), subject to such performance measures and objectives as may be established by the Board from time to time under the Company’s annual bonus plan, including variations in amount based on the level of performance achieved, consistent with the formula for other senior executives of the Company.  The Executive shall continue to participate in the Cash Value Added Incentive Compensation Plan for the 2010 fiscal year.

(iii)          Equity Incentives.  Executive shall be granted 100,000 shares of restricted common stock, par value $.01 of the Company (the “Restricted Stock Grant”) under the Equity Incentive Plan as of the Effective Date.  Executive may make a so-called “Section 83(b)” election with respect to the Restricted Stock Grant within 30 days after the date of grant thereof .  The Restricted Stock Grant shall cliff vest 100% on the first anniversary of the grant date, and shall be subject to the terms and conditions set forth in an award agreement under the Equity Incentive Plan, which shall not be inconsistent herewith.

(iv)          Indemnification and Liability Insurance.  The Company shall continue to indemnify the Executive pursuant to the Indemnification Agreement between the Company and the Executive, dated as of February 25, 2009 (the “Indemnification Agreement”), and the indemnification provided therein shall continue for a period of 6 years following the time the Executive’s employment is terminated, or for such longer period as may be provided in the Company’s bylaws or permitted under applicable law.

(c)           Benefits.  During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit and other plans, practices, policies and programs and fringe benefits on a basis no less favorable than that provided to other senior officers of the Company.  The Executive shall be entitled to paid annual vacation totaling four weeks per year in accordance with the Company’s vacation policy in effect from time to time.

(d)           Expenses.  The Company shall reimburse Executive for all reasonable and necessary expenses actually incurred by Executive in connection with the business affairs of the Company and the performance of Executive’s duties hereunder, in accordance with Company policy, as in effect from time to time.

3.             Termination of Employment.

(a)           Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice, in accordance with Section 12(b), of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after the Company’s receipt of such notice by the Executive (the “Disability Effective Date”), provided, that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall have the meaning ascribed under the Company’s long term disability plan applicable to the Executive.

(b)           Cause.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)            conviction by a court of competent jurisdiction of a felony under Federal law or the law of the state in which such action occurred;

(ii)           willful dishonesty in the course of fulfilling the Executive’s material employment duties;

(iii)          commission of a material act of fraud or embezzlement;

(iv)          willful failure to substantially perform the Executive’s responsibilities under this Agreement;

(v)           willfully (x) impeding, (y) endeavoring to influence, obstruct or impede or (z) failure to materially cooperate with an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal securities or state laws or a governmental department or agency;

unless, in the case of clauses (ii) through (v), the event constituting Cause is curable and has been cured to the extent possible by the Executive within 30 business days of his receipt of notice from the Company that an event constituting Cause has occurred and specifying the details of such event.

For purposes of this provision, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Company.  Any act or omission based upon a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company.  “Cause” shall not include bad judgment or failure of the Company or Partnership to meet financial performance objectives.  The cessation of the Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the opinion of the Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.  Notwithstanding the foregoing, if the Board reasonably believes in good faith that facts exist that may justify a termination for Cause, the Board retains the right to (i) immediately terminate the Executive’s employment (without any obligation to pay or provide any benefits described in Section 4), and (ii) call the Board meeting and comply with the other requirements described in the preceding sentence within 90 days thereafter (the “Determination Period”); provided that promptly following the Determination Period, the Executive shall be paid or provided the applicable benefits described in Section 4.  If the Company does not deliver to the Executive a Notice of Termination within 90 days after any member of the Board who is not a party to such act or omission has had knowledge, or should have had knowledge, that an event constituting Cause has occurred, the event will no longer constitute Cause.

(c)           Resignation.  The Executive may terminate the Executive’s employment during the Employment Period for any reason.  For purposes of this Agreement, “Good Reason” shall mean (i) a material adverse change in the Executive’s duties or responsibilities, (ii) a material reduction of the Executive’s salary, (iii) a requirement that the Executive report to any one other than the Chief Executive Officer of the Company;  (iv) other material negative change in Executive’s service relationship with the Company, it being understood that under the circumstances a requirement to report to any one other than Adam Metz, the Chief Executive Officer of the Company would be such a material negative change; (v) the relocation of the Executive’s principal place of employment, as of the Effective Date, to a location that increases the Executive’s commuting distance by more than 50 miles, (vi) a material breach of this Agreement by the Companies, or (vii) the failure by the Companies to obtain written assumption of this Agreement by a purchaser or successor of the Company; provided, that, the Executive must provide a

Notice of Termination to the Company within 60 days of the occurrence of the event constituting Good Reason, and in the event the Executive provides notice of Good Reason pursuant to clause (i), (ii), (iii) (vi) or (vii) above, the Company shall have the opportunity to cure such event constituting Good Reason within 30 days of receiving such notice.

(d)           Notice of Termination.  Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company, hereunder, or preclude the Company, from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(e)           Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within 90 days of such notice, (ii) if the Executive’s employment is terminated by the Executive, 30 days after receipt of the Notice of Termination (provided, that the Company may accelerate the Date of Termination to an earlier date by providing the Executive with notice of such action) (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of the Executive’s death or the Disability Effective Date, as the case may be, and (iv) if Executive’s employment is terminated by expiration of this Agreement, the date of expiration of this Agreement.

4.             Obligations of the Company upon Termination.

(a)           Other Than For Cause.  If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or if Executive shall terminate his employment for Good Reason, or if the Executive’s employment shall terminate because of the expiration of the Agreement, the Company shall have no further obligations to the Executive except as follows:

(i)            the Company shall pay or provide the Executive, to the extent not theretofore paid,  (A) a lump sum in cash within 5 days after the Date of Termination an amount equal to the sum of (1) the Annual Base Salary (which shall be the Annual Base Salary prior to reduction if the termination is for Good Reason because of a reduction in Annual Base Salary) through the Date of Termination, and (2) the Annual Bonus earned under the Cash Value Added Incentive Plan for years ending prior to the year in which the Date of Termination occurs,   and (B)  any other amounts or benefits required to be paid or provided or to which the Executive is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Company and its affiliated companies through the Date of Termination, (the total of (A) and (B), the “Accrued Benefits”);

(ii)           the Company shall pay the Executive a pro rata portion of the annual bonus for the year in which the Date of Termination occurs, in an amount determined by multiplying the annual bonus that would have been payable if Executive had remained employed until the payment date for such annual bonus by a fraction, the numerator of which is the number of days in the applicable performance year prior to and including the Date of Termination and the denominator of which is 365;  provided that if the Date of Termination is the last day of the Employment Period, such additional amount shall be the full amount of bonus payable for the year in which the Date of Termination occurs, without pro ration.  The amount described in this Section 4(a)(ii) shall be paid at the same time as the annual bonus for such year is paid to other executives of the Company; provided it shall be paid no later than March 15 of the year following the year in which the Date of Termination occurs.

(iii)          the Company shall pay the Executive a lump sum in cash within 5 days after the Date of Termination (subject to Section 4(d)) in an amount equal to 75% of the sum of the Annual Base Salary plus the Target Annual Bonus;

(iv)          the Restricted Stock Grant shall become 100% vested and, if Executive has been granted awards under the Equity Incentive Plan, then, such awards shall become 100% vested, and such options and equity awards shall remain exercisable until the earlier of (1) the expiration of their term and (2) the one-year anniversary of the Date of Termination, unless the award agreement provides for more rapid vesting or a longer exercise period (in which case the terms of the award agreement shall apply);

(v)           the Company shall provide coverage or pay an amount equal to the applicable COBRA premium rate, if any, for the Executive, his spouse and his eligible dependents (the “COBRA Benefits”) through the eighteen-month anniversary of the Date of Termination with respect to any welfare benefits for which the Executive elects COBRA coverage; and

(vi)          the shall transfer title to Executive, and Executive shall be entitled to keep all Company-owned electronic equipment (BlackBerry, i-pad, laptop computer, cell phone) used by the Executive during the Employment Period.

(b)           Death; Disability.  If, during the Employment Period, the Executive’s employment shall terminate on account of death (other than via death after delivery of a valid Notice of Termination without Cause) or Disability, the Company shall have no further obligations to the Executive other than to provide the Executive (or his estate) (i) the Accrued Benefits;  (ii) a pro rata amount of the Target Annual Bonus for the year in which the Date of Termination occurs (in the same ratio that the number of days of actual employment through the Date of Termination bears to 365 days), paid in a lump sum in cash no later than five days after the Date of Termination; (iii) the Restricted Stock Grant shall become 100% vested, and (iv) unless the applicable award agreement provides for more rapid vesting or a longer period to exercise (in which case the terms of the award agreement shall apply), all of Executive’s outstanding stock options or other equity-based awards shall vest, and such options and equity awards shall remain exercisable until the earlier of (1) the expiration of their term and (2) the one-year anniversary of the Date of Termination.

(c)           For Cause; Resignation Without Good Reason.  If, during the Employment Period, the Company shall terminate the Executive’s employment for Cause or the Executive terminates his employment other than for Good Reason, the Company shall have no further obligations to the Executive other than the obligation to pay to the Executive the Accrued Benefits.

(d)           Condition.  The Company shall not be required to make the payments and provide the benefits specified in Section 4(a)(ii) through (vi) unless, prior to payment, the parties hereto have entered into a release substantially in the form attached hereto as Attachment A (for which the applicable 7-day revocation period has expired) within 55 days following the Date of Termination, under which the Executive releases the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement, the KEIP or any option or equity award).  The Company and the Partnership shall tender the release to the Executive within 2 business days of the Executive’s Date of Termination, and if the period within which Executive must execute the release would begin in one calendar year and expire in the following calendar year, then any payments contingent on execution (and non-revocation) of such release shall be made in such following calendar year (regardless of the year of execution of such release) if payment in such following calendar year is required in order to avoid taxes, interest and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(e)           Resignation from Certain Positions.  Following the Employment Period or the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from all fiduciary positions (including as trustee) and from all other offices and positions he holds with the Company and any of its affiliates; provided, however, that if the Executive refuses to tender his resignation after the Board has made such request, then the Board shall be empowered to tender the Executive’s resignation from such offices and positions.

5.             KEIP Unaffected.  Executive is entitled to payments under that certain General Growth Properties, Inc. Key Employee Incentive Plan (the “KEIP”).  Nothing in this Agreement shall affect Executive’s rights under the KEIP, regardless of whether Executive terminates employment for any reason prior to or at the expiration of this Agreement.

6.             Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment, or take any other action by way of mitigation of the amounts payable to the

Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

7.             Section 4999 of the Code.

(a)           General Rules.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the Executive’s actual marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the Executive’s actual marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the actual reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income.  Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive.  In the event that the Payments would be reduced as provided in this Section 7(a), then such reduction shall be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, the Payments will be reduced in the inverse order of when the Payments would have been made to Executive until the reduction specified is achieved.  For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b)           Determinations.  Subject to the provisions of Section 7(a), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the amount of any Option Redetermination (as defined below), the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”).  For the avoidance of doubt, the Accounting Firm may use the Option Redetermination amount in determining the reduction of the Payments to the Safe Harbor Cap.  Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.  The Gross-Up Payment under this Section 7 with respect to any Payments shall be made no later than 30 days following such Payment.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect.  The Determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive.  In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his or her Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he or she has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company.  Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the

Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.  In the event that the Company makes a Gross-Up Payment to the Executive and subsequently the Company determines that the value of any accelerated vesting of stock options held by Executive shall be redetermined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), Executive shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refunded Excise Tax to the Company; provided that the Company shall pay all reasonable professional fees incurred in the preparation of Executive’s amended federal income tax return.  In the event that amounts payable to Executive under this Agreement were reduced pursuant to the third sentence of Section 7(a) and subsequently Executive determines there has been an Option Redetermination that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of the third sentence of Section 7(a) up to the Safe Harbor Cap.

8.             Covenants Not to Solicit Company Employees; Confidential Information.

(a)           Non-Solicit.  During the Employment Period, and for a one-year period after the Executive’s employment is terminated for any reason, the Executive shall not (except in connection with the performance of his duties for the Companies) in any manner, directly or indirectly (without the prior written consent of the Company) Solicit anyone who is then an employee of the Company or its affiliates (or who was an employee of the Company or its affiliates within the prior 12 months) to resign from the Company or its affiliates or to apply for or accept employment with any other business or enterprise.  For purposes of this Agreement, “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b)           Confidential Information.  The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its affiliates and their strategic plan and financial operations.  The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company and its affiliates, is material and confidential, and is critical to the successful conduct of the business of the Company and its affiliates.  Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of the Company and its affiliates only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.  Notwithstanding the foregoing, the Executive shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against him after providing the Company with prior written notice and (iii) with the prior written consent of the Company.

(c)           Survival.  Any termination of the Executive’s employment or of this Agreement (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing operation of this Section 7.

(d)           Cease Payments.  In the event that the Executive materially breaches Section 7(a), 7(b) or 7(i), the Company’s obligation to make or provide payments or benefits under Section 4 or 6 shall cease.

(e)           Non-disparagement.  During the Employment Period and thereafter, the Executive shall not, in any manner, directly or indirectly make any intentionally false or any disparaging or derogatory statements about the Company, any of its affiliates or any of their employees, officers or directors.  The Company, in turn, agrees that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the Board, the Chief Executive Officer, and his direct reports, not to in any manner, directly or indirectly make any intentionally false or any disparaging or derogatory statements about the Executive; provided, however, that nothing herein shall prevent either party from giving truthful testimony, from otherwise making good faith statements in connection with legal investigations or other proceedings, or from responding to disparaging or derogatory remarks made by the other party whether or not in breach of this Section 7.

9.             Successors.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Companies and their respective successors and assigns.

(c)           The Companies will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

10.           Disputes.

(a)           Jurisdiction and Choice of Forum.  All disputes arising under or related to the employment of the Executive or the provisions of this Agreement shall be settled by arbitration under the rules of the American Arbitration Association then in effect, such arbitration to be held in Chicago, Illinois, as the sole and exclusive remedy of either party. The arbitration shall be heard by one arbitrator mutually agreed upon by the parties, who must be a former judge.  In the event that the parties cannot agree upon the selection of the arbitrator within 10 days, each party shall select one arbitrator and those arbitrators shall select a third arbitrator who will serve as the sole arbitrator.  The arbitrator shall have the authority to order expedited discovery, hearing and decision, including the ability to set outside time limits for such discovery, hearing and decision.  The parties shall direct the arbitrator to render a decision not later than 90 days following the arbitration hearing.  Judgment on any arbitration award may be entered in any court of competent jurisdiction.

(b)           Governing Law.  This Agreement will be governed by and construed in accordance with the law of the State of Illinois applicable to contracts made and to be performed entirely within that State.

(c)           Costs.  The Company shall reimburse all reasonable legal fees and expenses in connection with (i) the negotiation of this Agreement and (ii) any dispute, arbitration or legal proceeding relating to the employment of the Executive or the provisions of this Agreement if the Executive substantially prevails on any claim in any such dispute, arbitration or legal proceeding.

11.           Section 409A of the Code.

(a)           This Agreement shall be construed to avoid the imposition of additional taxes, interest and penalties pursuant to Section 409A.  To the extent that the Executive would otherwise be entitled to any payment under this Agreement or any plan or arrangement of the Company or its affiliates that constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on the Date of termination would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to the Executive on the earlier of the six-month anniversary of the Date of Termination, a change in ownership or effective control of the Company (within the meaning of Section 409A) or the Executive’s death.  In addition, any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h).  To the extent applicable, each severance payment made under this Agreement shall be deemed to be separate payments, amounts payable under Section 4 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. 1.409A-1 through 1.409A-6.

(b)           Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Executive’s second taxable year following the Executive’s taxable year in which the “separation from service” occurs; and provided further that such expenses shall be reimbursed no later than the last day of the Executive’s third taxable year following the taxable year in which the Executive’s “separation from service” occurs.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this

Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

12.           Miscellaneous.

(a)           Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

at the Executive’s primary residential address
as shown on the records of the Company

If to the Company:

General Growth Properties, Inc.
110 North Wacker Drive
Chicago, IL 60606
Telecopy Number:  312-960-5485
Attention:  Office of the General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the Company’s right to terminate the Executive for Cause pursuant to Section 3(b) (subject to the limitation in the last sentence of Section 3(b)), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            No Strict Construction.  It is the parties’ intention that this Agreement not be construed more strictly with regard to the Executive or the Company.

(g)           Entire Agreement.  From and after the Effective Date, this Agreement shall supersede any other employment or severance agreement or similar arrangements between the parties, and shall supersede any prior understandings, agreements or representations by or among the parties, written or oral, whether in term sheets, presentations or otherwise, relating to the subject matter hereof.

(h)           Section References; Captions.  Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from their respective Boards of Directors or other duly authorized governing body, the Companies have caused these presents to be executed in its name on their behalf, all as of the Effective Date.

EXECUTIVE

/s/ Thomas H. Nolan
Thomas H. Nolan

GENERAL GROWTH PROPERTIES, INC.

By:	/s/ Ronald Gern
	Name:	Ronald Gern
	Title:	General Counsel

GGP LIMITED PARTNERSHIP
By:	General Growth Properties, Inc., its general partner

By:	/s/ Ronald Gern
	Name:	Ronald Gern
	Title:	General Counsel

ATTACHMENT A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (hereinafter “Release”) is entered into among Thomas H. Nolan (hereinafter “Executive”), General Growth Properties, Inc., a Delaware corporation (the “Company”), and General Growth Properties, L.P., a Delaware limited partnership (the “Partnership” and collectively, the “Companies”).

The parties previously entered into an employment agreement dated                              , 2010 pursuant to which Executive is entitled to certain payments and benefits upon termination of employment subject to the execution and non-revocation of this Release.  Executive has had a termination of employment pursuant to such employment agreement.

NOW THEREFORE, in consideration of certain payments and benefits under his employment agreement, Executive and the Companies agree as follows:

1.             Executive expressly waives and releases the Companies, their respective affiliates and related entities, parent corporations and subsidiaries, and all current and former directors, administrators, supervisors, managers, agents, officers, partners, stockholders, attorneys, insurers and employees of the Companies and their affiliates, related entities, parent corporations and subsidiaries, and their successors and assigns, from any and all claims, actions and causes of action, at law or in equity, known or unknown, including those directly or indirectly relating to or connected with Executive’s employment with the Companies or termination of such employment, including but not limited to any and all claims under the Illinois Human Rights Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, as such Acts have been amended, and all other forms of employment discrimination whether under federal, state or local statute or ordinance, wrongful termination, retaliatory discharge, breach of express, implied, or oral contract, interference with contractual relations, defamation, intentional infliction of emotional distress and any other tort or contract claim under common law of any state or for attorneys’ fees, based on any act, transaction, circumstance or event arising up to and including the date of Executive’s execution of this Release; provided, however, nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), or any similar local, state or federal agency, or, to file a claim for unemployment compensation benefits, and/or any causes of action which by law Executive may not legally waive.  Executive agrees, however, that if Executive or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

4.             Executive acknowledges:  (a) that Executive has been advised in writing hereby to consult with an attorney before signing this Release, and (b) that Executive has had at least twenty-one (21) days after receipt of this information and Release to consider whether to accept or reject this Release.  Executive understands that Executive may sign this Release prior to the end of such twenty-one (21) day period, but is not required to do so.  In addition, Executive has seven (7) days after Executive signs this Release to revoke it.  Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day revocation period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Company, in care of the office of the General Counsel.  If Executive revokes this Release as provided herein, it shall be null and void.  If Executive does not revoke this Release within seven (7) days after signing it, this Release shall become enforceable and effective on the eighth (8th) day after the Executive signs this Release (“Effective Date”).

5.             Executive and the Companies agree that neither this Release nor the performance hereunder constitutes an admission by either the Company or the Partnership of any violation of any federal, state or local law, regulation, or common law, or any breach of any contract or any other wrongdoing of any type.

6.             This Release shall be construed and enforced pursuant to the laws of the State of Illinois as to substance and procedure, including all questions of conflicts of laws.

7.             This Release constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter thereof; provided that this Release does not apply to: (a) any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) in accordance with the terms of the applicable employee benefit plan, the General Growth Properties, Inc. Key Employee Incentive Plan, or any option agreement or other agreement pursuant to which Executive may exercise rights after termination of employment to acquire stock or other equity of the Company or the Partnership, (b) any claim under or based on a breach of this Release or Sections 4, 5, 8(e), 9, or 10 of the Employment Agreement after the date that Executive signs this release; (c) rights or claims that may arise under the Age Discrimination in Employment Act or otherwise after the date that Executive signs this Release; or (d) any right to indemnification or directors and officers liability insurance coverage to with the Executive is otherwise entitled in accordance with Executive’s Employment Agreement.

9.             EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS FULLY READ AND FULLY UNDERSTANDS THIS RELEASE; AND THAT EXECUTIVE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS RELEASE.

EXECUTIVE

Thomas H. Nolan

GENERAL GROWTH PROPERTIES, INC.
By:
	Name:	Ronald Gern
	Title:	General Counsel

GGP LIMITED PARTNERSHIP
By:	General Growth Properties, Inc., its general partner
By:
	Name:	Ronald Gern
	Title:	General Counsel